Oramed Pharmaceuticals was Awarded an NIS 3.1 million Grant from the Israeli Office of the Chief Scientist

JERUSALEM, Israel – August 4, 2009– Oramed Pharmaceuticals Inc. (OTCBB: ORMP.OB) (http://www.oramed.com), a developer of oral delivery systems, today reported that its wholly owned Israeli subsidiary, Oramed Ltd., was awarded a government grant amounting to a total net amount of NIS 3.1 million ($828,000), from the Office of the Chief Scientist (OCS) at the Ministry of Industry, Trade and Labor of Israel. This grant was awarded as government participation in research and development expenses for the period of February 2009 to January 2010. The grant is subject to return according to the terms determined by the OCS.

The OCS awards grants to industry in Israel in order to foster technological innovations. The funds will be designated and used by Oramed Ltd. to support further R&D and clinical study of its Oral Insulin capsule and Oral GLP1-Analog.

Nadav Kidron Esq., CEO of Oramed Pharmaceuticals, commented: "We are pleased to get the support of the Office of the Chief Scientist, which demonstrates confidence in Oramed's innovative technology. Our company looks forward to further continuing its relationship with the Office of the Chief Scientist."

About the Office of the Chief Scientist and its Grant Application Criteria

The OCS selects its recipients on various criteria including the financial strength of a company, the exceptionality of a company's innovative technology, and the potential of a company's technology to significantly improve an existing product or process.

About Oramed Pharmaceuticals
Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in phase 2 clinical trials. Established in 2006, Oramed’s technology is based on over 25 years of research by top research scientists at Jerusalem’s Hadassah Medical Center. The Company’s corporate and R&D headquarters are based in Jerusalem.
For more information, please visit www.oramed.com

Forward-looking statements
Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company’s filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Company and Investor Relation Contacts:
Oramed Pharmaceuticals
Tara Horn
USA: +1 646-240-4193
Int’l: + 972-54-334-318
Office: + 972-2-566-0001
Email: tara@oramed.com